Exhibit 2.20

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

NEWLEAD HOLDINGS LTD.

SENIOR SECURED, CONVERTIBLE, REDEEMABLE DEBENTURE

Dated as of: December 31, 2014	Principal Amount: $600,000.00
Effective Date: December 31, 2014
Maturity Date: February 24, 2016

This SENIOR SECURED, CONVERTIBLE REDEEMABLE DEBENTURE (the “Debenture”) is issued, dated and effective as of December 31, 2014 (the “Effective Date”), by NEWLEAD HOLDINGS LTD., an exempted company incorporated under the laws of Bermuda (the “Company”), to TCA GLOBAL CREDIT MASTER FUND, LP, a limited partnership organized and existing under the laws of the Cayman Islands (together with its permitted successors and assigns, the “Holder”) pursuant to exemptions from registration under the Securities Act of 1933, as amended. This Debenture is the “Fee Debenture” referenced in and issued in connection with that certain securities purchase agreement, dated as of the date hereof, by and between the Company and the Holder (the “Purchase Agreement”). All capitalized terms used in this Debenture and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement. The Company acknowledges and agrees that as of the Effective Date full consideration has been paid by the Holder for this Debenture.

ARTICLE I

Section 1.01     Principal and Interest. For value received, the Company hereby promises to pay to the order of the Holder, to the extent not previously repaid pursuant to the terms of this Debenture, by no later than February 24, 2016 (the “Maturity Date”), in immediately available and lawful money of the United States of America, Six Hundred Thousand and No/100 United States Dollars ($600,000.00). Absent an Event of Default, this Debenture shall bear zero interest.

Notwithstanding the foregoing, in the event that there are any amounts still due and owing under this Debenture on the Maturity Date, the Company may elect within five (5) Business days of the Maturity Date, in its sole and absolute discretion, to pay such amounts in full either (i) in immediately available and lawful money of the United States of America, or (ii) through the issuance of another debenture (“Extension Debenture”) for such amount, the form and terms of which shall be substantially similar to this Debenture and shall include monthly payments to the Holder to reduce the outstanding balance thereunder to zero by the Extension Debenture maturity date, provided that the Extension Debenture shall be for a one year period and to the extent not previously paid prior to the one year period, amounts still due and owing at the end of the one year period shall be paid in immediately available and lawful money of the United States of America. In the event the Company elects to issue the Extension Debenture pursuant to Section 1.01(ii) above, upon such election, the Company shall, within three (3) Business Days of such election, execute such other documents and agreements in connection therewith as the Parties may reasonably agree in order to protect the security interest of the Lender, including, but not limited to, any amendments to the Mortgage over the Vessel as Lender deems necessary or advisable, which such amendments to the Mortgage the Parties expressly hereby acknowledge is a condition precedent to the effectiveness of the Extension Debenture.

Section 1.02      Optional Redemption Prior to Maturity. The Company, at its option, shall have the right to redeem the then outstanding amount remaining due under this Debenture in full and for cash, at any time prior to the Maturity Date, with three (3) Business Days advance written notice (the “Redemption Notice”) to the Holder. The amount required to redeem this Debenture in full pursuant to this Section 1.02 shall be equal to: (i) the aggregate principal amount then outstanding under this Debenture; plus all accrued and unpaid interest due under this Debenture as of the redemption date; plus (ii) all other costs, fees and charges due and payable hereunder or under any other “Transaction Documents” (as hereinafter defined) (collectively, the “Redemption Amount”). The Company shall deliver the Redemption Amount to the Holder on the third (3rd) Business Day after the date of the Redemption Notice.

Section 1.03      [INTENTIONALLY OMITTED]

Section 1.04      Mandatory Redemption Prior to Maturity; Sale or Total Loss of Vessel. On (i) the sale of the Vessel or (ii) the earlier of (x) ninety (90) days after the Total Loss of the Vessel or (y) the date on which the insurance proceeds in respect of such loss are received by the Company or the Holder as assignee thereof or (iii) the Company is released from its Obligations hereunder, the Debenture should be immediately redeemed by the Company by paying the Holder the Redemption Amount in cash and the security interest granted by the Company shall be released, and any surplus shall be released to the Company.

Section 1.05     Payments.

(1)     Payments. The Company shall be obligated to pay any outstanding amount owed under and pursuant to this Debenture in one payment on the Maturity Date. In the event such day is not a Business Day, then said payment shall be due on the first Business Day thereafter occurring. The Holder shall further reduce outstanding amounts owed by the Company through the sale of shares of the Company’s Common Stock pursuant to the conversion provisions of Section 6.01 herein, as promptly as practicable and the Holder shall apply any net proceeds of such share sales to the amounts owed by the Company at such time. Commencing at such time as the Holder may legally convert the outstanding debt owed hereunder into unrestricted and freely tradable shares of the Company (following and dependent upon receipt of an opinion of counsel on which the Holder can rely), the Holder agrees that it shall sell at least twenty percent (20%) of the Monthly Dollar Volume (as defined below) of the Company’s Common Stock per month to reduce the Company’s outstanding Obligations owing to the Holder hereunder or under any other Transaction Document. In the event that the Holder fails to sell a minimum of twenty percent (20%) of the Monthly Dollar Volume of the Company’s Common Stock in any given month, the outstanding Obligations owing to the Holder hereunder or under any Transaction Document shall be reduced by that amount which is equal to the following equation: (X) twenty percent (20%) of the Monthly Dollar Volume of the Company’s Common Stock for the relevant month, minus (Y) the amount which was realized by the Holder from the sale of the Company’s Common Stock in such relevant month, net of any reasonable and customary commissions or fees of the Holder (including, but not limited to, brokerage fees, clearance fees, transfer agent fees and legal opinions fees, which such amounts shall be shown on the Holder’s share sale reports for the relevant month and, for the avoidance of doubt, this net realized amount, after fees, shall reduce the amounts owed under this Debenture pursuant to Section 1.05(3) below), minus (Z) the dollar value of the Company’s Common Stock which was NOT Eligible For Sale (as defined below) for the relevant month (for the avoidance of doubt, if no shares are Eligible For Sale, than the amount to be used for purpose of part (Z) of this calculation shall be an amount which would make the Holder’s liability and the reduction in the Obligations zero). “Eligible For Sale” means unrestricted shares of the Company’s Common Stock which have been delivered by the Company’s transfer agent to the Holder’s brokerage firm which have been cleared by the Holder’s brokerage firm’s clearing agent and are able to be sold legally and in compliance with all laws in the regular course of trading by the Holder’s brokerage firm in the US public markets. The Holder shall engage multiple brokerage firms and multiple clearing firms to sell the Company’s Common Stock and as a means of insuring against any one brokerage firm and/or any one clearing firm from making the Company’s Common Stock not Eligible For Sale. In the event that the Holder’s brokerage firms and/or the Holder’s clearing firms are unable, at any time, to clear the Company’s Common Stock and make such Common Stock eligible for trading in the US public markets, the Holder shall attempt to promptly locate and engage one or more substitute brokerage firms and/or clearing firms willing and able to clear the Company’s Common Stock and in which the Holder can maintain an account (each such applicable brokerage firm and/or clearing firm, a “Substitute Agent”). It is the intent of the Holder to make the Company’s Common Stock Eligible For Sale provided that a Substitute Agent can be located. To ensure that a Substitute Agent can be located, in the event that the Holder is unable to locate and engage a Substitute Agent, the Holder agrees that it shall act on the recommendations of the Company with respect to locating a Substitute Agent and shall engage such recommended Substitute Agent. If the Holder and the Company are both unable to locate and engage a Substitute Agent, the outstanding Obligations owing to the Holder hereunder or under any Transaction Document shall not be reduced during the time period wherein a Substitute Agent cannot be located nor engaged and wherein the shares of the Company’s Common Stock are unable to be cleared and sold in the US public markets. If, however, a Substitute Agent has been located by either the Holder or the Company and can be engaged and the Holder fails to do so, than the shares of the Company’s Common Stock shall be deemed cleared for purposes of the definition of “Eligible For Sale”. “Monthly Dollar Volume” means a dollar amount of the Company’s Common Stock which is traded in the US public markets in the relevant month in which it is calculated (not including the amount of any shares of the Company’s Common Stock traded by the Holder). Notwithstanding anything contained herein to the contrary, the Company agrees that it shall not (without the Holder’s written consent, which can only be provided with sixty-one (61) days’ prior notice, as hereafter provided) deliver an amount of shares of the Company’s Common Stock at any time which such amount would be greater than the Beneficial Ownership Limitation and, in the event that the outstanding Obligations are set to be reduced pursuant to the above calculation, such reduction shall be further subject to alteration in the Holder’s favor if the Holder was unable to receive shares of the Company’s Common Stock due to the Beneficial Ownership Limitation, but only to the extent the Holder was unable to receive shares not Eligible For Sale (for the avoidance of doubt, Holder shall not be entitled to such further alteration in its favor if Holder was able to sell shares Eligible For Sale but chose not to sell up to at least twenty percent (20%) of the Monthly Dollar Volume). For purpose of this Section, share volume and share price shall be determined as quoted by Bloomberg or, in the event that Bloomberg is unavailable, by such other third party service as the Holder and the Company shall mutually agree.

(2)     Interest Calculations; Payment Application. In the Event of Default, interest shall be calculated on the basis of a 360-day year, and shall accrue daily on the outstanding principal amount outstanding from time to time for the actual number of days elapsed, commencing upon the occurrence and continuation of an Event of Default until payment in full of the outstanding principal, together with all accrued and unpaid interest and other amounts which may become due hereunder.

(3)     Application of Payments. All payments received and actually collected by Holder hereunder, including, but not limited to, any amount realized pursuant to the conversion of shares of the Company’s Common Stock pursuant to Section 6 herein (net of customary and reasonable fees and expenses), shall be applied first to any fees, costs and expenses due or incurred hereunder or under any other Transaction Documents, second to accrued and unpaid interest hereunder, and last to reduce the outstanding principal balance of this Debenture. The Holder shall provide written notice to the Company on a bi-weekly basis of the amounts realized from the Holder’s sale of the shares of the Company’s Common Stock in the applicable month and the amount owed at such time.

(4)     INTENTIONALLY OMITTED.

Section 1.06. Manner of Payments. All cash sums payable to the order of Holder hereunder shall be payable by ACH transfer of lawful dollars of the United States of America to the ACH instructions set forth below, or at such place as Holder, from time to time, may designate to the Company in writing. ACH Instructions for all sums due and payable hereunder are as follows:

Correspondent Bank:

Northern Trust Intl. Bkg Corp.

New Jersey

Fedwire ABA# 026-0011-22

CHIPS ABA# 0112

SWIFT: CNORUS33

Beneficiary Bank:

Caledonian Bank Limited

Grand Cayman

A/C Number: 118984-20230

SWIFT: CBTLKYKY

Beneficiary Account Info:

Account Name: TCA Global Credit Master Fund, LP

Account Number: 0201420310849001

ARTICLE II

Section 2.01     Secured Nature of Debenture. This Debenture is being issued in connection with the Purchase Agreement. The indebtedness evidenced by this Debenture is also secured by the Vessel and various other instruments and documents referred to in the Purchase Agreement as the “Transaction Documents”. All of the agreements, conditions, covenants, provisions, representations, warranties and stipulations contained in any of the Transaction Documents which are to be kept and performed by the Company are hereby made a part of this Debenture to the same extent and with the same force and effect as if they were fully set forth herein, and the Company covenants and agrees to keep and perform them, or cause them to be kept or performed, in accordance with their terms.

ARTICLE III

Section 3.01     Events of Default. The occurrence of any of the following events or failure which continues or remains uncured for ten (10) days following written notice from the Holder to the Company, shall constitute an “Event of Default” hereunder: (i) the Company shall fail to pay any interest, principal or other charges due under this Debenture or any other Transaction Documents on the date when any such payment shall be due and payable; (ii) the Company makes an assignment for the benefit of creditors; (iii) any order or decree is rendered by a court which appoints or requires the appointment of a receiver, liquidator or trustee for the Company, and the order or decree is not vacated within sixty (60) days from the date of entry thereof; (iv) any order or decree is rendered by a court adjudicating the Company insolvent, and the order or decree is not vacated within thirty (30) days from the date of entry thereof; (v) the Company files a petition in bankruptcy under the provisions of any bankruptcy law or any insolvency act; (vi) the Company admits, in writing, that it is insolvent under applicable bankruptcy laws that is not cured, or such statement in writing is not otherwise amended to say otherwise, within sixty (60) days from such written statement; (vii) a proceeding or petition in bankruptcy is filed against the Company and such proceeding or petition is not dismissed within sixty (60) days from the date it is filed; (viii) the Company files a petition or answer seeking reorganization or arrangement under the bankruptcy laws or any law or statute of the United States or any other foreign country or state; (ix) any written warranty, representation, certificate or statement of the Company and/or Guarantor in this Debenture, the Purchase Agreement or any other Transaction Document or any other agreement of the Company and/or Guarantor with Holder shall be false or misleading in any material respect when made or deemed made; (x) with respect to the Vessel, there is (x) a breach by the Company and/or Guarantor of any insurance requirements with respect to the Vessel, (y) breach by the Company and/or Guarantor under any Vessel related security document, and (z) there is any instability affecting the flag state of the Vessel that could reasonably be expected to materially adversely affect the Vessel or the rights of Holder therein; and (xi) the Company shall fail to perform, comply with or abide by any of the stipulations, agreements, conditions and/or covenants contained in this Debenture or any of the other Transaction Documents on the part of the Company to be performed complied with or abided by.

Section 3.02     Remedies. Upon the occurrence of an Event of Default that is not timely cured within an applicable cure period hereunder, the interest on this Debenture shall immediately accrue at an interest rate equal to fourteen point six percent (14.6%) per annum, and, in addition to all other rights or remedies the Holder may have, at law or in equity, the Holder may, in its sole discretion upon delivery of a written notice, accelerate full repayment of all principal amounts outstanding hereunder, together with accrued and unpaid interest thereon, together with all reasonable attorneys’ fees, paralegals’ fees and costs and expenses incurred by the Holder in collecting or enforcing payment hereof (whether such fees, costs or expenses are incurred in negotiations, all trial and appellate levels, administrative proceedings, bankruptcy proceedings or otherwise), and together with all other sums due by the Company hereunder and under the Transaction Documents, all without any relief whatsoever from any valuation or appraisement laws, and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Holder at law, in equity, or under this Debenture or any of the other Transaction Documents. In connection with the Holder’s rights hereunder upon an Event of Default, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, except to the extent any such presentment, demand, protest or other notice is expressly provided for under this Debenture or any Transaction Document and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it in equity or under applicable law.

ARTICLE IV

Section 4.01 Usury Savings Clause. Notwithstanding any provision in this Debenture or the other Transaction Documents to the contrary, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Debenture or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Debenture, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance due hereunder immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Company had specifically designated such excess sums to be so applied to the reduction of the principal balance then outstanding, and the Holder hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder may, at any time and from time to time, elect, by notice in writing to the Company, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest, rather than accept such sums as a prepayment of the principal balance then outstanding. It is the intention of the parties that the Company does not intend or expect to pay, nor does the Holder intend or expect to charge or collect any interest under this Debenture greater than the highest non-usurious rate of interest which may be charged under applicable law.

ARTICLE V

Section 5.01     No Exemption. The Company hereby waives and releases all benefit that might accrue to the Company by virtue of any present or future laws exempting any property that may serve as security for this Debenture, or any other property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy, or sale under execution, exemption from civil process, or extension of time for payment; and the Company agrees that any property that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued thereon, may be sold upon any such writ in whole or in part in any order or manner desired by Holder.

Section 5.02 Exercise of Remedies. The remedies of the Holder as provided herein and in any of the other Transaction Documents shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of the Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

Section 5.03 Waivers. The Company and all others who are, or may become liable for the payment hereof: (i) severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest of this Debenture or any other Transaction Documents, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Debenture and the other Transaction Documents, except as specifically provided in this Debenture or any other Transaction Document; (ii) expressly consent to all extensions of time, renewals or postponements of time of payment of this Debenture and any other Transaction Documents from time to time prior to or after the maturity of this Debenture without notice, consent or further consideration to any of the foregoing; (iii) expressly agree that the Holder shall not be required first to institute any suit, or to exhaust its remedies against the Company or any other person or party to become liable hereunder or against any collateral that may secure this Debenture in order to enforce the payment of this Debenture; and (iv) expressly agree that, notwithstanding the occurrence of any of the foregoing (except the express written release by the Holder of any such person), the undersigned shall be and remain, directly and primarily liable for all sums due under this Debenture.

Section 5.04 No Waiver. Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

ARTICLE VI

Section 6.01 Conversion of Debenture. Subject to Section 1.05, commencing at such time as the Holder may legally convert the outstanding debt owed hereunder into unrestricted and freely tradable shares of the Company, this Debenture shall be converted into the Company’s common shares, $ 0.01 par value per share (the “Common Stock”) in accordance with the terms and conditions set forth in this Article VI.

(1)     Mandatory Conversion. Subjection to Section 1.05, the Holder shall convert all or a portion of the outstanding principal, accrued and unpaid interest and any other sums due and payable hereunder or under any of the other Transaction Documents (such total amount, the “Conversion Amount’) into shares of Common Stock of the Company (the “Conversion Shares”) in an amount of shares equal to: (i) the Conversion Amount (the numerator) ; divided by (ii) eighty-five percent (85%) of the average daily volume weighted average price of the Company’s Common Stock during the five (5) trading days immediately prior to the Conversion Date (as defined below), as indicated in the conversion notice (in the form attached hereto as Exhibit “A” the “Conversion Notice”) (the denominator) (the “Conversion Price”). The Holder shall submit a Conversion Notice indicating the amount of the Debenture being converted and the number of Conversion Shares issuable upon such conversion, and where the Conversion Shares should be delivered. In the event the Company’s Common Stock is traded on NASDAQ, NYSE MKT or NYSE, then the percentage in (ii) above shall be ninety-five percent (95%).

(2)     The Holder’s Conversion Limitations. The Company shall not effect any conversion of this Debenture, and the Holder shall not have the right to convert any portion of this Debenture, to the extent that after giving effect to the conversion set forth on the Conversion Notice submitted by the Holder, the Holder (together with the Holder’s affiliates (as defined herein) and any Persons acting as a group together with the Holder or any of the Holder’s affiliates would beneficially own in excess of the Beneficial Ownership Limitation (as defined herein). To ensure compliance with this restriction, prior to delivery of any Conversion Notice, the Holder shall have the right to request that the Company provide to the Holder a written statement of the percentage ownership of the Company’s Common Stock that would be beneficially owned by the Holder and its affiliates in the Company if the Holder converted such portion of this Debenture then intended to be converted by Holder. The Company shall, within two (2) business days of such request, provide Holder with the requested information in a written statement, and the Holder shall be entitled to rely on such written statement from the Company in issuing its Conversion Notice and ensuring that its ownership of the Company’s Common Stock is not in excess of the Beneficial Ownership Limitation. The ownership restriction described in this Section may be waived by Holder, in whole or in part, upon sixty-one (61) days’ prior written notice from the Holder to the Company. For purposes of this Debenture, the “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Debenture pursuant to a Conversion Notice. The limitations contained in this Section shall apply to any successor holder of this Debenture. For purposes of this Debenture, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

(3)     Mechanics of Conversion.     The conversion of this Debenture shall be conducted in the following manner:

(a)     Holder’s Delivery Requirements. To convert this Debenture into shares of Common Stock on the date set forth in the applicable Conversion Notice (the “Conversion Date”), the Holder shall transmit by facsimile or electronic mail (or otherwise deliver) a copy of the fully executed Conversion Notice to the Company (or, under certain circumstances as set forth below, by delivery of the Conversion Notice to the Company’s transfer agent).

(b)     Company’s Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall as soon as practicable, but in no event later than two (2) Business Days after receipt of such Conversion Notice, send, via facsimile or electronic mail (or otherwise deliver) a confirmation of receipt of such Conversion Notice (the “Conversion Confirmation”) to the Holder indicating that the Company will process such Conversion Notice in accordance with the terms herein. In the event the Company fails to issue its Conversion Confirmation within said two (2) Business Day time period, the Holder shall have the absolute and irrevocable right and authority to deliver the fully executed Conversion Notice to the Company’s transfer agent, and pursuant to the terms of the Purchase Agreement, the Company’s transfer agent shall issue the applicable Conversion Shares to Holder as herein provided. Within five (5) Business Days after the date of the Conversion Confirmation (or the date of the Conversion Notice, if the Company fails to issue the Conversion Confirmation), provided that the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, the Company shall cause the transfer agent to (or, if for any reason the Company fails to instruct or cause its transfer agent to so act, then pursuant to the Purchase Agreement, the Holder may request and require the Company’s transfer agent to) electronically transmit the applicable Conversion Shares to which the Holder shall be entitled by crediting the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system, and provide proof reasonably satisfactory to the Holder of such delivery. In the event that the Company’s transfer agent is not participating in the DTC FAST program and is not otherwise DWAC eligible (or in the event the Holder otherwise requests), within five (5) Business Days after the date of the Conversion Confirmation (or the date of the Conversion Notice, if the Company fails to issue the Conversion Confirmation), the Company shall instruct and cause its transfer agent to (or, if for any reason the Company fails to instruct or cause its transfer agent to so act, then pursuant to the Purchase Agreement, the Holder may request and require the Company’s transfer agent to) issue and surrender to a nationally recognized overnight courier for delivery to the address specified in the Conversion Notice, a certificate, registered in the name of the Holder or its nominee, for the number of Conversion Shares to which the Holder shall be entitled. To effect conversions hereunder, the Holder shall not be required to physically surrender this Debenture to the Company unless the entire principal amount of this Debenture, plus all accrued and unpaid interest thereon and other sums due hereunder, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable Conversion Amount. The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s). The Holder, and any assignee by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

(c)     Record Holder. The Person(s) entitled to receive the shares of Common Stock issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the applicable Conversion Date.

(d)     Failure to Deliver Certificates. If in the case of any Conversion Notice, the certificate or certificates are not delivered to or as directed by the Holder by the date required hereby, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion Notice, in which event the Company shall promptly return to the Holder any original Debenture delivered to the Company and the Holder shall promptly return to the Company the Common Stock certificates representing the principal amount of this Debenture unsuccessfully tendered for conversion to the Company.

(e)     Obligation Absolute. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person or entity of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person or entity, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to this Debenture or any agreement securing the indebtedness under this Debenture for the Company’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law. Nothing herein shall prevent the Holder from having the Conversion Shares issued directly by the Company’s transfer agent in accordance with the Purchase Agreement, in the event for any reason the Company fails to issue or deliver, or cause its transfer agent to issue and deliver, the Conversion Shares to the Holder upon exercise of Holder’s conversion rights hereunder.

(f)     Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Debenture shall be made without charge to the Holder hereof for any documentary stamp or similar taxes, or any other issuance or transfer fees of any nature or kind that may be payable in respect of the issue or delivery of such certificates, any such taxes or fees, if payable, to be paid by the Company.

(4)     Reservation of Common Stock. The Company shall take all action reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, such number of shares of Common Stock as shall be necessary to effect the full conversion of the Debenture in accordance with its terms (the “Share Reserve”). If at any time the Share Reserve is insufficient to effect the full conversion of the Debenture then outstanding, the Company shall increase the Share Reserve accordingly. If the Company does not have sufficient authorized and unissued shares of Common Stock available to increase the Share Reserve, the Company shall call and hold a special meeting of the shareholders within forty-five (45) days of such occurrence, or take action by the written consent of the holders of a majority of the issued and outstanding shares of Common Stock, if possible, for the sole purpose of increasing the number of shares authorized to an amount of shares equal to three (3) times the Conversion Shares. The Company’s management shall recommend to the shareholders to vote in favor of increasing the number of shares of Common Stock authorized.

(5)     Make-Whole Rights. Upon liquidation by the Holder of Conversion Shares issued pursuant to a Conversion Notice, provided that the Holder realizes a net amount from such liquidation equal to less than the Conversion Amount specified in the relevant Conversion Notice (such net realized amount, the “Realized Amount”), the Company shall issue to the Holder additional shares of the Company’s Common Stock equal to: (i) the Conversion Amount specified in the relevant Conversion Notice; minus (ii) the Realized Amount, as evidenced by a reconciliation statement from the Holder (a “Sale Reconciliation”) showing the Realized Amount from the sale of the Conversion Shares; divided by (iii) the average volume weighted average price of the Company’s Common Stock during the five (5) Business Days immediately prior to the date upon which the Holder delivers notice (the “Make-Whole Notice”) to the Company that such additional shares are requested by the Holder (the “Make-Whole Stock Price”) (such number of additional shares to be issued, the “Make-Whole Shares”). Upon receiving the Make-Whole Notice and Sale Reconciliation evidencing the number of Make-Whole Shares requested, the Company shall instruct its transfer agent to issue certificates representing the Make-Whole Shares, which Make-Whole Shares shall be issued and delivered in the same manner and within the same time frames as set forth herein. The Make-Whole Shares, when issued, shall be deemed to be validly issued, fully paid, and non-assessable shares of the Company’s Common Stock. Following the sale of the Make-Whole Shares by the Holder: (i) in the event that the Holder receives net proceeds from such sale which, when added to the Realized Amount from the prior relevant Conversion Notice, is less than the Conversion Amount specified in the relevant Conversion Notice, the Holder shall deliver an additional Make-Whole Notice to the Company following the procedures provided previously in this paragraph, and such procedures and the delivery of Make-Whole Notices and issuance of Make-Whole Shares shall continue until the Conversion Amount has been fully satisfied; and (ii) in the event that the Holder received net proceeds from the sale of Make-Whole Shares in excess of the Conversion Amount specified in the relevant Conversion Notice, such excess amount shall be applied to satisfy any and all amounts owed hereunder in excess of the Conversion Amount specified in the relevant Conversion Notice.

(6)     Adjustments to Conversion Price.

(a)     Fundamental Transaction. If, at any time while this Debenture is outstanding: (i) the Company effects any amalgamation, merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one (1) share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new note consistent with the foregoing provisions and evidencing the Holder’s right to convert such note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(b)     Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any amalgamation, consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Company’s records, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating: (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert this Debenture during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice.

ARTICLE VII

Section 7.01 Notice. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Debenture must be in writing and in each case properly addressed to the party to receive the same in accordance with the information below, and will be deemed to have been delivered: (i) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address below, then three (3) business days after deposit of same in a regularly maintained U.S. Mail receptacle; or (ii) if mailed by Federal Express, UPS or other nationally recognized overnight courier service, next business morning delivery, then one (1) business day after deposit of same in a regularly maintained receptacle of such overnight courier; or (iii) if hand delivered, then upon hand delivery thereof to the address indicated on or prior to 5:00 p.m., EST, on a business day. Any notice hand delivered after 5:00 p.m., EST, shall be deemed delivered on the following business day. Notwithstanding the foregoing, notice, consents, waivers or other communications referred to in this Debenture may be sent by facsimile, e-mail, or other method of delivery, but shall be deemed to have been delivered only when the sending party has confirmed (by reply e-mail or some other form of written confirmation from the receiving party) that the notice has been received by the other party. The addresses and facsimile numbers for such communications shall be as set forth below, unless such address or information is changed by a notice conforming to the requirements hereof.

If to the Company:	NewLead Holdings, Ltd.
83 Akti Miaouli & Flessa Street
Piraeus Greece 185 38
Attention: Michail Zolotas, Antonios Bertsos, Kelly Kokkinaki
E-Mail: MZolotas@newleadholdings.com
abertsos@newleadholdings.com
kkokkinaki@newleadship.com

With a copy to:	Thompson Hine LLP
(which shall not constitute notice)	335 Madison Avenue, 12th Floor
New York, NY 10017
Attention: Todd Mason
E-Mail: Todd.Mason@ThompsonHine.com

If to the Holder:	TCA Global Credit Master Fund, LP
3960 Howard Hughes Parkway, Suite 500
Las Vegas, NV 89196
Attn: Mr. Robert Press
E-Mail: bpress@tcaglobalfund.com

With a copy to:	Lucosky Brookman LLP
(which shall not constitute notice)	101 Wood Avenue South, 5th Floor
Woodbridge, NJ 08830
Attn: Seth A. Brookman, Esq.
E-Mail: sbrookman@lucbro.com

Section 7.02 Governing Law and Venue. The Company and Holder each irrevocably agrees that any dispute arising under, relating to, or in connection with, directly or indirectly, this Debenture or related to any matter which is the subject of or incidental to this Debenture (whether or not such claim is based upon breach of contract or tort) shall be subject to the exclusive jurisdiction and venue of the state and/or federal courts located in Broward County, Florida. This provision is intended to be a “mandatory” forum selection clause and governed by and interpreted consistent with Florida law. The Company and Holder each hereby consents to the exclusive jurisdiction and venue of any state or federal court having its situs in said county, and each waives any objection based on forum non conveniens. The Company hereby waives personal service of any and all process and consent that all such service of process may be made by certified mail, return receipt requested, directed to the Company, as set forth herein in the manner provided by applicable statute, law, rule of court or otherwise. Except for the foregoing mandatory forum selection clause, all terms and provisions hereof and the rights and obligations of the Company and Holder hereunder shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without reference to conflict of laws principles.

Section 7.03 Severability. In the event any one or more of the provisions of this Debenture shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part, in any respect, or in the event that any one or more of the provisions of this Debenture operates or would prospectively operate to invalidate this Debenture, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Debenture. The remaining provisions of this Debenture shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

Section 7.04 Entire Agreement and Amendments. This Debenture, together with the other Transaction Documents represents the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and there are no representations, warranties or commitments, except as set forth herein and therein. This Debenture may be amended only by an instrument in writing executed by the parties hereto.

Section 7.05 Binding Effect. This Debenture shall be binding upon the Company and the successors and assigns of the Company and shall inure to the benefit of the Holder and the successors and assigns of the Holder.

Section 7.06 Assignment. The Holder may from time to time sell or assign, in whole or in part, or grant participations in, this Debenture and/or the obligations evidenced hereby without the consent of the Company. The holder of any such sale, assignment or participation, if the applicable agreement between Holder and such holder so provides, shall be: (i) entitled to all of the rights, obligations and benefits of Holder (to the extent of such holder’s interest or participation); and (ii) deemed to hold and may exercise the rights of setoff or banker’s lien with respect to any and all obligations of such holder to the Company (to the extent of such holder’s interest or participation), in each case as fully as though the Company was directly indebted to such holder. Holder may in its discretion give notice to the Company of such sale, assignment or participation; however, the failure to give such notice shall not affect any of Holder’s or such holder’s rights hereunder.

Section 7.07     Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture or in lieu of or in substitution for a lost, stolen or destroyed Debenture a new Debenture for the principal amount of this Debenture so mutilated, lost stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

Section 7.08 WAIVER OF JURY TRIAL. THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON THIS DEBENTURE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS DEBENTURE OR ANY OTHER TRANSACTION DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF OR BETWEEN ANY PARTY HERETO, AND THE COMPANY AGREES AND CONSENTS TO THE GRANTING TO HOLDER OF RELIEF FROM ANY STAY ORDER WHICH MIGHT BE ENTERED BY ANY COURT AGAINST HOLDER AND TO ASSIST HOLDER IN OBTAINING SUCH RELIEF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER ACCEPTING THIS DEBENTURE FROM THE COMPANY. THE COMPANY’S REASONABLE RELIANCE UPON SUCH INDUCEMENT I HEREBY ACKNOWLEDGED.

Section 7.09 NON-US STATUS. THE HOLDER IS A NON-US PERSON AS THAT TERM IS DEFINED IN THE UNITED STATES INTERNAL REVENUE CODE. IT IS HEREBY AGREED AND UNDERSTOOD THAT THE OBLIGATIONS HEREUNDER MAY BE SOLD ONLY TO NON-U.S. PERSONS. THE INTEREST PAYABLE HEREUNDER IS PAYABLE ONLY OUTSIDE THE UNITED STATES. ANY U.S. PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAW. BY ACCEPTING THIS OBLIGATION, THE HOLDER REPRESENTS AND WARRANTS THAT IT IS NOT A UNITED STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SEC 6049(8)(4) OF THE INTERNAL REVENUE CODE AND REGULATIONS THEREUNDER) AND THAT IT IS NOT ACTING FOR OR ON BEHALF OF A UNITED STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SEC. 6049(B)(4) OF THE INTERNAL REVENUE CODE AND THE REGULATIONS THEREUNDER).

[signature page follows]

IN WITNESS WHEREOF with the intent to be legally bound hereby, the Company as executed this Senior Secured, Convertible, Redeemable Debenture as of the date first written above.

NEWLEAD HOLDINGS LTD.

By: _________________________________

Name: Michail S. Zolotas

Title: Chief Executive Officer

ACKNOWLEDGEMENT:

STATE OF ________________     )

  ) SS.

COUNTY OF ______________     )

The undersigned, a Notary Public in and for the said County, in the State aforesaid, DO HEREBY CERTIFY that Michail S. Zolotas, Chief Executive Officer of NewLead Holdings Ltd., a Bermuda exempted company, who is personally known to me to be the same person whose name is subscribed to the foregoing, appeared before me this day in person and acknowledged that he/she signed and delivered the said instrument as his/her own free and voluntary act and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal this _____ day of ________________, 20____.

Notary Public

My Commission Expires:

CONSENT AND AGREEMENT

The undersigned is a Guarantor, as that term is defined in that certain securities purchase agreement by and between the Company, as borrower, and the Holder, as lender, and, as such, the undersigned hereby consents and agrees to the payment of the amounts contemplated in the senior secured, convertible, redeemable debenture, documents contemplated thereby and to the provisions contained therein relating to conditions to be fulfilled and obligations to be performed by the Company pursuant to or in connection with said senior secured, convertible, redeemable debenture secured redeemable debenture to the same extent as if the undersigned were a party to said senior secured, convertible, redeemable debenture.

GUARANTOR:

NEPHELI MARINE COMPANY

By: _________________________________

Name: Michail S. Zolotas

Title: President

ACKNOWLEDGEMENT:

STATE OF ________________     )

) SS.

COUNTY OF ______________     )

The undersigned, a Notary Public in and for the said County, in the State aforesaid, DO HEREBY CERTIFY that Michail S. Zolotas, President of Nepheli Marine Company, a Liberian corporation, who is personally known to me to be the same person whose name is subscribed to the foregoing, appeared before me this day in person and acknowledged that he/she signed and delivered the said instrument as his/her own free and voluntary act and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal this _____ day of ________________, 20____.

Notary Public

My Commission Expires:

CONSENT AND AGREEMENT

The undersigned is a Guarantor, as that term is defined in that certain securities purchase agreement by and between the Company, as borrower, and the Holder, as lender, and, as such, the undersigned hereby consents and agrees to the payment of the amounts contemplated in the senior secured, convertible, redeemable debenture, documents contemplated thereby and to the provisions contained therein relating to conditions to be fulfilled and obligations to be performed by the Company pursuant to or in connection with said senior secured, convertible, redeemable debenture secured redeemable debenture to the same extent as if the undersigned were a party to said senior secured, convertible, redeemable debenture.

GUARANTOR:

NEWLEAD TANKER ACQUISITIONS INC.

By: _________________________________

Name: Michail S. Zolotas

Title: President

ACKNOWLEDGEMENT:

STATE OF ________________     )

) SS.

COUNTY OF ______________     )

The undersigned, a Notary Public in and for the said County, in the State aforesaid, DO HEREBY CERTIFY that Michail S. Zolotas, President of NewLead Tanker Acquisitions Inc., a Marshall Islands corporation, who is personally known to me to be the same person whose name is subscribed to the foregoing, appeared before me this day in person and acknowledged that he/she signed and delivered the said instrument as his/her own free and voluntary act and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal this _____ day of ________________, 20____.

Notary Public

My Commission Expires:

EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal and/or interest under the Senior Secured, Convertible, Redeemable Debenture (the “Debenture”) issued by NewLead Holdings, Ltd., an exempted company incorporated under the laws of Bermuda (the “Company”), into shares of common stock, par value $0.01 per share (the “Common Shares”), of the Company in accordance with the terms and conditions of the Debenture, as of the date written below.

Based solely on information provided by the Company to Holder, the undersigned represents and warrants to the Company that its ownership of the Common Shares does not exceed the Beneficial Ownership Limitation as specified under the Debenture.

Conversion Calculations
Effective Date of Conversion:
Principal Amount and/or Interest to be Converted:
Number of Common Shares to be Issued:

[HOLDER]

By: __________________________________________

Name: ________________________________________

Title: _________________________________________

Address: ______________________________________

______________________________________________